PRELIMINARY AND CONFIDENTIAL

Project Nile

Discussion Materials

8 July 2016

Morgan Stanley

Nile Valuation Matrix

	Reference Metric		Original Offer $30.00	Revised Offer $30.75	Current Offer $32.00	$32.50	$33.00	$33.50	M&A / Squeeze Out Precedents
Market Multiples									
Total Equity Value ($MM) (1)	Total Shares	19.9 MM	598.8	613.9	639.0	649.1	659.1	669.2	-
P / BV (3/31/2016)	BVPS	$18.46	1.63x	1.67x	1.73x	1.76x	1.79x	1.81x	1.4x - 1.8x
2016 P / E - Street Estimates	EPS	$1.56	19.3x	19.8x	20.6x	20.9x	21.2x	21.5x	13.0x - 17.0x (4)
2016 P / E - Nile 2016 Plan	EPS	$2.06	14.6x	14.9x	15.5x	15.8x	16.0x	16.3x	13.0x - 17.0x (4)
Premium Analysis									
Pre-Offer (2)	Stock Price	$22.61	+33%	+36%	+42%	+44%	+46%	+48%	15% - 35%
3-Mo VWAP (2)	Stock Price	$24.97	+20%	+23%	+28%	+30%	+32%	+34%	15% - 35%
52-Week High (2)	Stock Price	$28.98	+4%	+6%	+10%	+12%	+14%	+16%	-
Current (3)	Stock Price	$30.12	(0%)	+2%	+6%	+8%	+10%	+11%	-
Bump Analysis									
% Increase From Original Offer	Stock Price	$30.00	0.0%	2.5%	6.7%	8.3%	10.0%	11.7%	-
Incremental $ for Amazon from Original Offer	Original Offer	$292.8	$0.0	$7.4	$19.8	$24.8	$29.7	$34.7	-

Source: SNL Financial, Capital IQ, Nile Management Estimates, Street Estimates and Company Filings

Notes
1. Assumes fully diluted shares outstanding of 19.9MM as provided by Nile Management
2. Prior to announcement of Amazon's Original Offer on 3/7/16
3. As of 7/6/16
4. Represents NTM P/E multiples

Nile Regression-Implied Stock Price

P / BV vs. 2016E ROAE Regression Analysis [1]


R² = 0.80
2.00
1.50
1.00
0.50
P/BV (x)
Nile Management Implied P/BV: 1.33x
Implied Stock Price: $25.92 (2)
Street Implied P/BV: 1.20x
Implied Stock Price: $22.92 (3)
AmTrust
National General
SELECTIVE
Nile Management Implied
Street Implied
ufg
EMC
DONEGAL
STATE AUTO
Street Estimates
Nile Management Case
0.0
5.0
8.5% (4)
10.0
11.0% (5)
15.0
20.0
2016E ROAE (%)

Source SNL Financial (7/6/16), Wall Street research, Street Estimates, and Nile Management Estimates

Notes
1. BWINB not included in regression analysis due to lack of available Street Estimates; RLI is not included in regression due to its high P/BV multiple
2. Based on 2016 Plan BVPS of $19.51, per Nile Management Case
3. Based on 2016E BVPS of $19.10, per Street Estimates
4. Nile 2016 ROAE per Street Estimates
5. Nile 2016 Plan

Nile Recent Trading Range

Trading Range Since January 2014

Pricing [1]

Pre-Offer [2]	$22.61
3-Mo. VWAP	$24.97
52-Week High [3]	$28.98


$
35.00
32.50
30.00
27.50
25.00
22.50
20.00
Jan-14
May-14
Sep-14
Jan-15
May-15
Sep-15
Jan-16
May-16
Nile Stock Price
Feb-18-2014 Amazon raises its offer to $30.00, representing its "Best and Final Price"
Mar-16-2014 Amazon terminates the tender offer due to U.S. District Court granting an injunction
Apr-15-2015 52-week high of $28.98 [3]
7/6/16 Current Offer $32.00
6/27/16 Revised Offer $30.75
Original Offer $30.00
$30.12
June-24-2016 Day after Brexit vote
3-Mo. VWAP: $24.97
Mar-17-2014 The day after termination of the tender offer, Nile stock falls from $30.10 to $26.99, representing a (10.3%) one-day drop
Feb-5-2014 Amazon announces offer to acquire outstanding shares of Nile for $28.00
Mar-7-2016 Amazon announces initial proposal ("Original Offer") to acquire outstanding shares of Nile for $30.00
Feb-29-2016 52-week low of $22.26 [3]

Source SNL Financial (7/6/16)

Notes
1. VWAP represents volume-weighted average prices for the relevant time periods starting from the date preceding the announcement of Amazon's Original Offer (3/4/16)
2. Closing price of Nile on the trading day (3/4/16) prior to announcement of Amazon's Original Offer on 3/7/16
3. Calculated from the trading day prior to the announcement of Amazon's Original Offer (3/4/16)